New York Mortgage Trust Declares Third Quarter
2016 Common Stock Dividend of $0.24 Per Share, and Preferred Stock Dividends

NEW YORK, NY - September 15, 2016 (GLOBE NEWSWIRE) - New York Mortgage Trust, Inc. (Nasdaq: NYMT) (the “Company”) announced today that its Board of Directors declared a regular quarterly cash dividend of $0.24 per share on shares of its common stock for the quarter ending September 30, 2016. The dividend will be payable on October 28, 2016 to common stockholders of record as of September 26, 2016.

In accordance with the terms of the 7.75% Series B Cumulative Redeemable Preferred Stock (“Series B Preferred Stock”) of the Company, the Board of Directors declared a Series B Preferred Stock cash dividend of $0.484375 per share of Series B Preferred Stock for the quarterly period that began on July 15, 2016 and ends on October 14, 2016. This dividend is payable on October 15, 2016 to holders of record of Series B Preferred Stock as of October 1, 2016.
In accordance with the terms of the 7.875% Series C Cumulative Redeemable Preferred Stock ("Series C Preferred Stock") of the Company, the Board of Directors declared a Series C Preferred Stock cash dividend of $0.4921875 per share of Series C Preferred Stock for the quarterly period that began on July 15, 2016 and ends on October 14, 2016. This dividend is payable on October 15, 2016 to holders of record of Series C Preferred Stock as of October 1, 2016.

About New York Mortgage Trust
New York Mortgage Trust, Inc. is a Maryland corporation that has elected to be taxed as a real estate investment trust ("REIT") for federal income tax purposes. NYMT is an internally managed REIT which invests in mortgage-related and financial assets and targets residential mortgage loans, including second mortgages and loans sourced from distressed markets, multi-family CMBS, direct financing to owners of multi-family properties through mezzanine loans and preferred equity investments and other commercial real estate-related investments, Agency RMBS consisting of fixed-rate, adjustable-rate and hybrid adjustable-rate RMBS and Agency IOs consisting of interest only and inverse interest-only RMBS that represent the right to the interest component of the cash flow from a pool of mortgage loans. The Midway Group, L.P. and Headlands Asset Management, LLC provide investment management services to the Company with respect to certain of its targeted asset classes.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to the payment of the dividends. Forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us, including those described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which has been filed with the Securities and Exchange Commission. If a change occurs, these forward-looking statements may vary materially from those expressed in this release. All forward-looking statements speak only as of the date on which they are made. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For Further Information

AT THE COMPANY
Kristine R. Nario
Chief Financial Officer
Phone: 646-216-2363
Email: knario@nymtrust.com